Exhibit 99.1

Contact:

Tripp Sullivan

SCR Partners

(615) 760-1104

TSullivan@scr-ir.com

PLYMOUTH INDUSTRIAL REIT REPORTS SECOND QUARTER RESULTS

BOSTON, August 6, 2021 – Plymouth Industrial REIT, Inc. (NYSE: PLYM) (the “Company”) today announced its consolidated financial results for the second quarter ended June 30, 2021 and other recent developments.

Second Quarter and Subsequent Highlights

•	Reported results for the second quarter of 2021 reflect a net loss attributable to common stockholders of $7.4 million, or $(0.25) per weighted average common share; net operating income (“NOI”) of $21.8 million; Core Funds from Operations attributable to common stockholders and unit holders (“Core FFO”) of $0.41 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $0.32 per weighted average common share and units.
•	Collected approximately 99.7% of its rent for the second quarter.
•	Same store NOI (“SS NOI”) increased 2.6% on a GAAP basis excluding early termination income for the second quarter compared with the same period in 2020; decreased 1.6% on a cash basis excluding early termination income.
•	Acquired 4 buildings totaling 780,000 square feet for $30.3 million, a weighted average price of $47 per square foot and a weighted average initial projected yield of 7.3%.
•	Commenced leases during the second quarter totaling 1.9 million square feet with a 7.0% increase in rental rates on a cash basis from leases greater than six months; through June 2021, approximately 82% of 2021 lease expirations have already been addressed in addition to 209,000 square feet of vacancy leased to new tenants.
•	Secured commitments from its banking group to increase the unsecured credit facility to $500 million, comprised of a $200 million revolving credit facility and a new $200 million term loan in addition to the existing $100 million term loan, with lower borrowing costs and maturities extending to 2025 and 2027, respectively, and accordion provisions that would increase total borrowing capacity to $1 billion.
•	Declared a regular quarterly cash dividend for the second quarter of 2021 of $0.21 for the common stock and a regular quarterly cash dividend of $0.46875 per share for the 7.50% Series A Cumulative Redeemable Preferred Stock (“the Preferred Stock”).
•	Affirmed full year 2021 guidance ranges for net loss, Core FFO and AFFO per weighted average common share and units.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “Our second quarter results reflect an intense focus on operations, leasing and asset management as we translate the sustained improvement in industrial fundamentals into rent growth and strong occupancy and collections. We are well ahead of plan on our 2021 lease expirations and exactly where we need to be to reach our portfolio performance goals for the year. With disciplined execution on our ATM program and agreements to expand our unsecured credit facilities, we are also well positioned to fund our acquisition goals for the year as well as fund selective new development opportunities.”

Financial Results for the Second Quarter of 2021

Net loss attributable to common stockholders for the quarter ended June 30, 2021 was $7.4 million, or $(0.25) per weighted average common share outstanding, compared with net loss attributable to common stockholders of $7.2 million, or $(0.49) per weighted average common share, for the same period in 2020. The decrease in net loss per weighted average common share was primarily due to an increase in net operating income, partially offset by an increase in depreciation expense associated with acquisitions activity. Weighted average common shares outstanding for the second quarters ended June 30, 2021 and 2020 were 29.4 million and 14.6 million, respectively. Plymouth has a total of 31.9 million common shares as of August 3, 2021.

Consolidated total revenues for the quarter ended June 30, 2021 were $32.9 million, compared with $26.1 million for the same period in 2020.

NOI for the quarter ended June 30, 2021 was $21.8 million compared with $17.1 million for the same period in 2020. Same store NOI (“SS NOI”) – Cash basis for the quarter ended June 30, 2021 was $14.1 million excluding early termination income compared with $14.3 million for the same period in 2020, a decrease of 1.6%. SS NOI for the second quarter was negatively impacted by free rent periods that will burn off in subsequent quarters, coupled with an increase in operating expenses during the quarter. SS NOI – GAAP basis excluding early termination income for the quarter ended June 30, 2021 was $15.4 million compared with $15.0 million for the same period in 2020, an increase of 2.6%. SS NOI for the second quarter was positively impacted by rents and reimbursements, partially offset by an increase in operating expenses during the quarter.

EBITDAre for the quarter ended June 30, 2021 was $18.4 million compared with $14.5 million for the same period in 2020.

Core FFO for the quarter ended June 30, 2021 (defined as FFO less dividends paid (or declared) to holders of preferred stock and excluding certain non-cash operating expenses such as impairment on real estate lease, unrealized appreciation/(depreciation) of warrants and loss on extinguishment of debt) was $12.3 million compared with $8.0 million for the same period in 2020, primarily as a result of the contribution from acquisitions. The Company reported Core FFO for the quarter ended June 30, 2021 of $0.41 per weighted average common share and unit compared with $0.51 per weighted average common share and unit for the same period in 2020. The increase in weighted average share count offset the contribution of acquisitions. Weighted average common shares and units outstanding for the second quarters ended June 30, 2021 and 2020 were 30.2 million and 15.7 million, respectively. As of June 30, 2021, the Company had a total of 31.6 million common shares and units outstanding and has a total of 32.4 million common shares and units outstanding as of August 3, 2021.

AFFO for the quarter ended June 30, 2021 was $9.8 million, or $0.32 per weighted average common share and unit, compared with $7.0 million, or $0.45 per weighted average common share and unit, for the same period in 2020, primarily driven by the change in Core FFO and increased recurring capital expenditures.

See “Non-GAAP Financial Measures” for complete definitions of NOI, EBITDAre, Core FFO and AFFO and the financial tables accompanying this press release for reconciliations of net income to NOI, EBITDAre, Core FFO and AFFO.

Capital Markets Activity and Liquidity

During the second quarter of 2021, the Company issued approximately 2.6 million common shares through its ATM program at an average price of $18.86 per share, raising approximately $48.6 million in net proceeds. To date in the third quarter of 2021, the Company issued approximately 786,000 common shares through its ATM program at an average of $21.04 per share, raising approximately $16.2 million in net proceeds.

As of August 3, 2021, the Company’s current cash balance was approximately $13.0 million, excluding operating expense escrows of approximately $6.3 million, and it has approximately $132.0 million of availability under the existing unsecured line of credit.

The Company has secured commitments from its banking group to increase the unsecured credit facility to $500 million, comprised of a $200 million revolving credit facility with a 4-year term and a new $200 million term loan with a 5.5-year term in addition to the existing $100 million term loan. The unsecured credit facility will have an accordion feature enabling the Company to increase total borrowing capacity under the revolving credit facility and term loan up to an aggregate of $1.0 billion, subject to certain conditions. Amounts outstanding under the facility and the term loan are expected to bear interest at LIBOR (with no floor) plus a margin between 130 to 190 basis points (previously set at 145 to 200 basis points), depending on the Company’s leverage. The new credit facility is anticipated to close by the end of August 2021.

Investment Activity

As of June 30, 2021, the Company had real estate investments comprised of 147 industrial buildings totaling 24.8 million square feet with occupancy of 96.2%. During the second quarter, the Company acquired two buildings totaling 230,000 square feet for a total of $14.1 million, a weighted average price of $62 per square foot, and a weighted average initial projected yield of 6.8%. The acquired buildings are in Memphis, Tennessee and St. Louis, Missouri.

Subsequent to quarter end, the Company acquired two multi-tenant industrial buildings in Memphis, Tennessee totaling 550,000 square feet for $16.2 million, a weighted average price of $34 per square foot, and an initial yield projected yield of 7.8%.

Leasing Activity

Leases commencing during the second quarter of 2021 totaled an aggregate of 1,952,000 square feet, of which 1,872,000 square feet is associated with leases with terms of at least six months. The Company will experience a 7.0% increase in rental rates on a cash basis from these leases. Leases commencing during the first half of 2021 totaled an aggregate of 3,209,000 square feet, of which 3,026,000 square feet is associated with leases with terms of at least six months. The Company will experience a 9.0% increase in rental rates on a cash basis from these leases.

Quarterly Distributions to Stockholders

On May 6, 2021, the Company announced the Board of Directors declared a 5% increase in the regular quarterly common stock dividend to $0.21 per share, or an annualized rate of $0.84 per share, for the second quarter of 2021. The dividend was payable on July 30, 2021 to stockholders of record as of the close of business on June 30, 2021.

On June 1, 2021, the Company announced the Board of Directors declared a regular quarterly cash dividend of $0.46875 per share for the Preferred Stock for the second quarter of 2021. The dividend was paid on June 30, 2021 to stockholders of record on June 15, 2021.

Guidance for 2021

The Company affirmed its full year 2021 guidance ranges for net loss, Core FFO and AFFO per weighted average common share and units and updated several of its accompanying guidance assumptions:

	Full Year 2021 Range
	Low	High
Net loss	$(0.30)	$(0.26)
Add: Real estate depreciation & amortization	2.18	2.18
Add: Real estate depreciation & amortization attributable to JV	0.05	0.05
Less: Gain on sale of real estate	(0.02)	(0.02)
Add: Unrealized appreciation of warrants	0.01	0.01
Less: Preferred stock dividends	(0.22)	(0.22)
Core FFO	1.70	1.74
Amortization of debt related costs	0.05	0.05
Stock compensation	0.05	0.05
Straight-line rent	(0.08)	(0.08)
Above/below market lease rents	(0.06)	(0.06)
Recurring capital expenditures	(0.23)	(0.22)
AFFO	$1.43	$1.48

•	Total revenues of $136.1 million to $136.8 million for the year
•	Net operating income of $90.4 million to $91.2 million for the year
•	EBITDAre of $77.7 million to $78.2 million for the year
•	General and administrative expenses of $12.6 million to $12.3 million for the year, including non-cash expenses of $1.6 million
•	Recurring capital expenditures of $6.95 million to $6.65 million for the year
•	SS NOI on a cash basis of $58.3 million to $58.9 million, representing a 2.5% to 3.0% increase for the year
•	Same store occupancy of 95.5% to 97.0% for the year
•	30,748,000 weighted average common shares and operating partnership units outstanding for the year (32,393,000 currently outstanding)
•	The completion of approximately $280 million in acquisitions ($91 million of which have been completed to date, with the balance projected to occur in the third and fourth quarters)

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (844) 784-1727 (international callers: (412) 717-9587). A replay of the call will be available through August 13, 2021, by dialing (412) 317-0088 and entering the replay access code, 10158282.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for approximately 90 days.

About Plymouth

Plymouth Industrial REIT, Inc. (NYSE: PLYM) is a real estate investment trust focused on the acquisition, ownership and management of single and multi-tenant industrial properties, including distribution centers, warehouses, light industrial and small bay industrial properties, located in primary and secondary markets within the main industrial, distribution and logistics corridors of the United States.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control, including, without limitation, those factors described under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(In thousands, except share and per share amounts)

	June 30,	December 31,
	2021	2020
Assets
Real estate properties	$960,620	$886,681
Less accumulated depreciation	(118,523)	(98,283)
Real estate properties, net	842,097	788,398

Cash	13,229	15,668
Cash held in escrow	11,666	11,939
Restricted cash	4,419	4,447
Deferred lease intangibles, net	64,510	66,116
Investment in unconsolidated joint venture	6,186	6,683
Other assets	27,721	27,019
Total assets	$969,828	$920,270

Liabilities, Preferred stock and Equity
Liabilities:
Secured debt, net	$326,585	$328,908
Unsecured debt, net	99,333	99,254
Borrowings under line of credit	68,000	90,000
Accounts payable, accrued expenses and other liabilities	55,284	49,335
Deferred lease intangibles, net	9,925	11,350
Financing lease liability	2,216	2,207
Total liabilities	561,343	581,054

Preferred stock, par value $0.01 per share, 100,000,000 shares authorized,
Series A: 2,023,551 and 2,023,999 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively (aggregate liquidation preference of $50,589 and $50,600 at June 30, 2021 and December 31, 2020, respectively)	48,473	48,485
Series B: 4,411,764 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively (aggregate liquidation preference of $97,277 and $97,230 at June 30, 2021 and December 31, 2020, respectively)	90,823	87,209

Equity:
Common stock, $0.01 par value: 900,000,000 shares authorized; 31,088,927 and 25,344,161 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	310	253
Additional paid in capital	434,161	360,752
Accumulated deficit	(169,079)	(162,250)
Total stockholders' equity	265,392	198,755
Non-controlling interest	3,797	4,767
Total equity	269,189	203,522
Total liabilities, preferred stock and equity	$969,828	$920,270

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(In thousands, except share and per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2021	2020	2021	2020

Rental revenue	$32,758	$26,137	$64,591	$52,366
Management fee revenue and other income	97	—	180	—
Total revenues	32,855	26,137	64,771	52,366

Operating expenses:
Property	10,940	9,026	22,366	18,037
Depreciation and amortization	16,902	13,520	32,679	27,617
General and administrative	3,309	2,576	6,318	5,098
Total operating expenses	31,151	25,122	61,363	50,752

Other income (expense):
Interest expense	(4,825)	(4,900)	(9,583)	(9,771)
Earnings (loss) in investment of unconsolidated joint venture	(224)	—	(497)	—
Gain on sale of real estate	—	—	590	—
Unrealized (appreciation) depreciation of warrants	(636)	—	(883)	—
Total other income (expense)	(5,685)	(4,900)	(10,373)	(9,771)

Net loss	(3,981)	(3,885)	(6,965)	(8,157)
Less: Loss attributable to non-controlling interest	(71)	(209)	(136)	(454)
Net loss attributable to Plymouth Industrial REIT, Inc.	(3,910)	(3,676)	(6,829)	(7,703)
Less: Preferred stock dividends	1,652	1,613	3,304	3,226
Less: Series B preferred stock accretion to redemption value	1,807	1,854	3,614	3,708
Less: Amount allocated to participating securities	48	30	105	106
Net loss attributable to common stockholders	$(7,417)	$(7,173)	$(13,852)	$(14,743)

Net loss basic and diluted per share attributable to common stockholders	$(0.25)	$(0.49)	$(0.49)	$(1.02)

Weighted-average common shares outstanding basic and diluted	29,348,561	14,649,290	28,282,565	14,514,233

Non-GAAP Financial Measures Definitions

Net Operating Income (NOI): We consider net operating income, or NOI, to be an appropriate supplemental measure to net income in that it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue and tenant reimbursements) less property-level operating expenses. NOI excludes depreciation and amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense, and other non-operating items.

EBITDAre: We define earnings before interest, taxes, depreciation and amortization for real estate in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss), computed in accordance with GAAP, before interest expense, tax, depreciation and amortization, gains or losses on the sale of rental property, and loss on impairments. We believe that EBITDAre is helpful to investors as a supplemental measure of our operating performance as a real estate company as it is a direct measure of the actual operating results of our industrial properties.

Funds from Operations (“FFO”): Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. In December 2018, NAREIT issued a white paper restating the definition of FFO. The purpose of the restatement was not to change the fundamental definition of FFO, but to clarify existing NAREIT guidance. The restated definition of FFO is as follows: Net Income (calculated in accordance with GAAP), excluding: (i) Depreciation and amortization related to real estate, (ii) Gains and losses from the sale of certain real estate assets, (iii) Gain and losses from change in control, and (iv) Impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

We define FFO consistent with the NAREIT definition. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

Core Funds from Operations (“Core FFO”): Core FFO represents FFO reduced by dividends paid (or declared) to holders of our preferred stock and excludes certain non-cash operating expenses such as impairment on real estate lease, unrealized appreciation/(depreciation) of warrants and loss on extinguishment of debt. As with FFO, our reported Core FFO may not be comparable to other REITs’ Core FFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

Adjusted Funds from Operations (“AFFO”): Adjusted funds from operations, or AFFO, is presented in addition to Core FFO. AFFO is defined as Core FFO, excluding certain non-cash operating revenues and expenses, acquisition and transaction related costs for transactions not completed and recurring capitalized expenditures. Recurring capitalized expenditures include expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts Core FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, non-cash equity compensation and non-cash interest expense.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance. As with Core FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

PLYMOUTH INDUSTRIAL REIT, INC.

SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES

UNAUDITED

(In thousands, except per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
NOI:	2021	2020	2021	2020
Net loss	$(3,981)	$(3,885)	$(6,965)	$(8,157)
General and administrative	3,309	2,576	6,318	5,098
Depreciation and amortization	16,902	13,520	32,679	27,617
Interest expense	4,825	4,900	9,583	9,771
Gain on sale of real estate	—	—	(590)	—
Unrealized appreciation (depreciation) of warrants	636	—	883	—
(Earnings) loss in investment of unconsolidated joint venture	224	—	497	—
Management fee revenue and other income	(97)	—	(180)	—
NOI	$21,818	$17,111	$42,225	$34,329

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
EBITDAre:	2021	2020	2021	2020
Net loss	$(3,981)	$(3,885)	$(6,965)	$(8,157)
Depreciation and amortization	16,902	13,520	32,679	27,617
Interest expense	4,825	4,900	9,583	9,771
Unrealized appreciation (depreciation) of warrants	636	—	883	—
Gain on sale of real estate	—	—	(590)	—
EBITDAre	$18,382	$14,535	$35,590	$29,231

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
FFO:	2021	2020	2021	2020
Net loss	$(3,981)	$(3,885)	$(6,965)	$(8,157)
Gain on sale of real estate	—	—	(590)	—
Depreciation and amortization	16,902	13,520	32,679	27,617
Depreciation and amortization from unconsolidated joint venture	408	—	801	—
FFO	$13,329	$9,635	$25,925	$19,460
Preferred stock dividends	(1,652)	(1,613)	(3,304)	(3,226)
Unrealized appreciation (depreciation) of warrants	636	—	883	—
Core FFO	$12,313	$8,022	$23,504	$16,234

Weighted average common shares and units outstanding	30,156	15,675	29,109	15,564
Core FFO per share	$0.41	$0.51	$0.81	$1.04

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
AFFO:	2021	2020	2021	2020
Core FFO	$12,313	$8,022	$23,504	$16,234
Amortization of debt related costs	370	366	739	665
Non-cash interest expense	(29)	(174)	(72)	90
Stock compensation	461	383	879	732
Straight line rent	(1,146)	(443)	(1,760)	(961)
Above/below market lease rents	(616)	(438)	(1,109)	(986)
Recurring capital expenditure (1)	(1,555)	(719)	(3,415)	(1,755)
AFFO	$9,798	$6,997	$18,766	$14,019

Weighted average common shares and units outstanding	30,156	15,675	29,109	15,564
AFFO per share	$0.32	$0.45	$0.64	$0.90